Exhibit 10.40

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between Nitches, Inc., a California corporation (“Company”), and Paul M. Wyandt (“Executive”), an individual residing in the State of California, with reference to the following:

WHEREAS, Executive is currently employed by the Company in the capacity as its President and Chief Operating Officer, and Executive’s background, expertise, and efforts have contributed to the success and financial strength of the Company; and

WHEREAS, the relative rights and obligations of employers and employees in California may be, in the absence of agreement or policy, subject to the uncertainties of future changes in California law and judicial decisions; and

WHEREAS, the Company and Executive desire to define their respective rights and obligations as provided herein; and

WHEREAS, the Company wishes to assure itself of the continued opportunity to benefit from Executive’s services for the period provided in this Agreement, and Executive is willing to serve in the employ of the Company on a full-time basis in accordance with the terms hereof for said period; and

WHEREAS, the Board of Directors of the Company has determined that the best interests of the Company would be served by Executive’s continued employment under the terms of this Agreement by the Company and its Affiliates in Executive’s current capacity or such capacities as the Board may delegate to him from time to time during the term of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.		Definitions.

	(a)	“Affiliate” shall mean any Person that controls or is controlled by or under common control with the Company, whether now or hereafter formed.

	(b)	“Agreement” means this Employment Agreement and any amendments hereto complying with Section 15(f) hereof.

	(c)	“Board” means the Board of Directors of the Company unless the context otherwise requires.

(d)

“Cause” means (1) Executive’s conviction of any criminal act constituting fraud with respect to or embezzlement or theft of funds or property from the Company, or conviction of a felony involving dishonesty or moral turpitude; or (2) bad faith by Executive in the performance of his duties, consisting of a course of conduct evidencing gross negligence or gross incompetence (which is intended to be far beyond failure to meet performance goals) provided, with respect to this clause(2), if the effect of each such act or omission resulting from such course of conduct is curable that the Board shall have given written notice to Executive with respect to such course of conduct, and Executive shall have failed to terminate such course of conduct and cure the effects of each such act or omission within 30 days of the receipt by Executive of such written notice.

(e)	“Change in Control” means any of the following events:

(i)

An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50.1% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company and/or its affiliates (collectively, the “Company”) or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

(ii)	Approval by the Company’s shareholders of:

(1)

A merger, consolidation or reorganization involving the Company, if the shareholders of the Company, immediately before such merger, consolidation or reorganization, fail to own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50.1% of the combined voting power of the outstanding Voting Securities of the entity resulting from such merger or consolidation or reorganization (“Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization.  (A merger, consolidation or reorganization involving the Company that fails to satisfy the these conditions shall herein be referred to as a “Non-Control Transaction.”);

(2)	A complete liquidation or dissolution of the Company; or

(3)

An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than to an entity of which the Company directly or indirectly owns at least 50.1% of the voting shares).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (“Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the Company’s acquisition of Voting Securities which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the Company’s acquisition of Voting Securities, and after such Company share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)	“Compensation Committee” is the committee of the Board appointed as such to act on behalf of the full Board in matters of executive compensation and benefits.

(g)

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, as applicable, whether through the ownership of voting securities, by contract or otherwise.

(h)

“Disability” means physical or mental illness resulting in Executive’s absence on a full-time basis from Executive’s duties with the Company or its Affiliates for one hundred twenty (120) consecutive calendar days, as determined by the written medical opinion of an independent physician acceptable to Executive and the Company, subject to the procedure referenced in Section 9(a). If the Company and Executive cannot agree as to such an independent physician, each shall appoint one physician and those two physicians shall appoint a third physician who shall make such determination. In no event shall Executive be considered disabled for the purposes of this Agreement unless Executive is deemed disabled pursuant to any disability insurance coverage applicable to him.

(i)

“Expiration” means the termination of this Agreement, including Executive’s employment hereunder, and of any further obligations of the parties, except as specified in the Agreement, upon completion of the Term.

(j)	“Fiscal Year” means the year ending August 31.

(k)

“Good Reason” means, without the Executive’s written consent: (a) a material adverse change in the Executive’s title or the assignment of duties to the Executive materially and adversely inconsistent with the Executive’s position; (b) any material failure of the Company to comply with its covenants and agreements contained in this agreement; (c) any Change in Control; (d) any purported termination of the Executive’s employment by the Company for a reason or in a manner not expressly permitted by this Agreement; or (e) any requirement by the Company that the Executive’s primary office location be other than in the San Diego Metropolitan Area.  In the event the Executive determines that Good Reason exists, Executive must notify the Company in writing of his determination that an event described in clause (a) through (e) has occurred, within thirty (30) days following the Executive’s knowledge of such event which the Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under this Agreement.  Following receipt of such notice, if the Company remedies such event within thirty (30) days following notice, the Executive may not terminate employment for Good Reason as a result of such event.

(l)

“Person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, a limited liability corporation, any unincorporated organization or a government or political subdivision thereof.

(m)	“Retirement” or “Retire” means the Termination by Executive of his employment with the Company and its Affiliates based upon retirement in accordance with the Retirement Plan.

(n)	“Retirement Plan” means any retirement plans of the Company applicable to Executive in effect on the date of Executive’s Termination or resignation.

(o)	“Term” means the initial term of this Agreement and any extensions hereof, as provided in Section 4.

(p)

“Termination” and “Terminate(d)” means the termination of this Agreement and of Executive’s employment hereunder for any of the following reasons unless the context indicates otherwise:  (i) Retirement, (ii) Death of Executive, (iii) Disability, (iv) Expiration, (v) resignation by Executive, (vi) liquidation of the Company,  (vii) Termination for Cause, (viii) Termination Without Cause, and (ix) by Executive for Good Reason.

2.                  Employment.

The Company agrees to continue Executive in its employ, and Executive agrees to remain in the employ of the Company, for the period stated in Section 4 hereof subject to and upon the terms and conditions herein provided.

3.                   Position and Responsibilities.

The Company shall employ Executive as President with the Company, and Executive shall be elected to the Board.  Executive shall serve as such for the Term and on the conditions hereinafter set forth. Executive agrees to perform such services not materially inconsistent with Executive’s position as shall from time to time be assigned to Executive by the Board or its designee.  No other employee of the Company other than the Chairman of the Board and the Chief Executive Officer shall have authority or responsibilities that are equal to or greater than those of Executive.  Executive shall report solely and directly to the Chief Executive Officer.

4.                   Term of Employment.

Subject to the provisions and conditions of this Agreement, the term of Executive’s employment under this Agreement shall commence as of April 1, 2006 and shall continue for a term of five  (5) years. A Change of Control will cause the term ending date to be extended for three (3) years from the effective date of the Change of Control if the Change of Control occurs anytime after March 31, 2008.

In the event the Company retains Executive as an employee following the expiration of the Term, such employment, absent a written agreement to the contrary, will be month-to-month on an at-will basis with such compensation to which the parties may then agree, subject to termination at any time with or without cause, and without liability except as provided for in this Agreement.

If the Company does not retain Executive as an employee after expiration of the Term, Executive’s employment shall cease without further liability to Executive except as provided for in this Agreement.  Executive’s employment shall also terminate, and the Term of this Agreement will expire, upon Executive’s Resignation, Retirement, Death or Disability, the liquidation of the Company, the Termination by the Executive for Good Cause, or upon Executive’s Termination for Cause.

5.                  Duties.

(a)

The Company and Executive hereby agree that, subject to the provisions of this Agreement, the Company shall employ Executive, and Executive shall serve the Company as an executive for the Term of this Agreement.  The specific executive position(s) in which Executive will serve will be designated from time to time by the Board, with his initial position(s) to be as set forth in this Agreement.

(b)

The Executive will obtain advance written approval from the Board of Directors’ or Chairman of the Board before (i) signing any real estate purchase or lease; signing any employment agreements or hiring any employee with a annual salary in excess of $60,000; (ii) approving any capital expenditure exceeding $10,000; or (iii) committing the Company to any liability for more than one year.

(c)

In the event that Executive is assigned to a position involving different responsibilities and duties of office than those he is currently exercising or is provided with a different title than that stipulated in this Agreement, then such changed position and title shall at a minimum be equivalent to Executive’s then current position and title including but not limited to his reporting relationship within the Company.

(d)

During the Term hereof, Executive shall devote the majority of his business time, attention, skill and efforts to the faithful performance of the business of the Company to the fullest extent necessary to properly discharge his duties and responsibilities hereunder, whether such business is operated directly by the Company or through one or more of its Affiliates.  Executive’s position and duties with Affiliates, if any, shall be as identified from time to time by the Board of Directors of such Affiliate(s) and agreed by Executive, provided that Executive’s principal duties; whether with the Company or any Affiliates, shall be as set forth in Section 3.  Further, with the approval of the Board, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in the Board’s judgment, will not present any material conflict of interest with the Company or its Affiliates, and will not unfavorably affect the performance of Executive’s duties pursuant to this Agreement.

6.                  Working Facilities.

Executive shall be furnished with a private office, necessary secretarial or clerical assistance, and such other facilities, amenities and services as are presently or may hereafter be furnished to similarly situated executives of the Company, and as are appropriate for Executive’s position and adequate for the performance of his duties hereunder.

7.                  Place of Performance.

The Company shall provide and the Executive shall maintain an office located in the San Diego Metropolitan Area or such other location as the Company and the Executive shall mutually agree upon.

8.                  Salary, Expenses, Benefits, & Bonus.

(a)

Salary.  The Company shall pay Executive a base annual salary of $160,000 or such higher amount as the Board may set in its sole discretion, payable in at least monthly installments (Salary).  Any increase in annual salary shall not serve to limit or reduce any other obligations to Executive under this Agreement.

(b)

Reimbursement of Expenses.  The Company shall pay or reimburse Executive, on a monthly basis, for reasonable travel, entertainment, promotional and other expenses incurred by Executive in the performance of his obligations under this Agreement, pursuant to Company expense reimbursement policies in effect for all executive employees from time to time.  The Company also will reimburse Executive for initiation fees and dues associated with membership in such professional, social, civic and service clubs of which Executive is now a member, and which have been or are hereafter approved for reimbursement on a case by case basis by the Board of Directors.

(c)	Vacation Leave. Executive shall be entitled to four (4) weeks vacation time each year.

(d)	Holidays, Leave Days, Etc. Executive shall be entitled to such holidays, sick leave, leaves of absence and other absences in accordance with normal Company policy.

(f)

Participation in Welfare and Benefit Plans. In addition to the foregoing, Executive shall be entitled to participate in (personally and/or for the benefit of his family or other beneficiaries) any Company welfare, insurance and benefit plans.

(g)

Pension and Profit-Sharing Plans.  In accordance with the general terms and provisions of such plans, Executive shall be entitled to all benefits payable under the Company’s present or future retirement and profit sharing programs.

(h)

Bonus. Executive may be paid an annual bonus at the discretion of the Board of Directors in an amount determined by the Compensation Committee. The Executive will present to the Compensation Committee a request for bonus consideration with documented justification.

9.                  Termination.

This Agreement and Executive’s employment may be ended by the Board, its designee, or by Executive, as herein provided, without further obligation or liability except as expressly provided herein:

(a)

Retirement, Death, Disability, or Resignation.  Executive’s employment hereunder shall cease at any time by Executive’s Retirement, Death, Disability, or voluntary resignation.  Disability shall be deemed to have occurred only after the following procedure has been satisfied:  If within thirty (30) days after written notice of proposed Termination for Disability is given to Executive by the Company, Executive has not returned to the full-time performance of his duties, the Company may end Executive’s employment by giving written notice of Termination for Disability.  Such notice may be given by the Company following Executive’s absence from Executive’s duties by reason of physical or mental disability for one hundred-twenty (120) consecutive calendar days.

(b)

Termination for Cause.  Executive’s employment hereunder shall cease upon a good faith finding of Cause by the Board; provided, however, that Executive must be given written notice of the Board’s finding of conduct by Executive amounting to Cause for such Termination, specifying the particulars thereof.

(c)	Expiration. Executive’s employment shall cease, or shall continue on an at-will basis as provided in Section 4, upon the expiration of the Term of this Agreement.

(d)	Good Reason. Executive shall have the right to terminate his employment for Good Reason.

(e)	Without Cause.

(f)	Liquidation of the Company.

10.                Payments to Executive upon Termination.

(a)

Retirement, Disability, or Death.  In the event of Termination of this Agreement due to Executive’s Retirement, Death or Disability, Executive or Executive’s spouse and/or estate shall be entitled to all benefits generally available to Company employees, or their spouses and/or estates, as of the date of such Retirement, Disability, Death, without reduction, including but not limited to payments under the plans identified in Sections 8(f) and (g), and a payment of Salary equal to one (1) month for each year of completed and partial employment.

(b)

Resignation. In the event of Executive’s voluntary resignation neither the Company nor any Affiliate shall have any further obligation to Executive under this Agreement or otherwise, except as may be expressly required by law, except to pay all earned compensation, bonus, and reimbursement for expenses and accrued vacation, through date of termination.

(c)

Expiration or Liquidation of the Company. Upon Expiration or Liquidation of the Company, neither the Company nor any Affiliate shall have any further obligation to Executive under this Agreement or otherwise, except as may be expressly required by law, except to pay through date of termination all earned compensation, bonus, reimbursement for expenses and accrued vacation, and a transition payment of Salary equal to one (1) month for each year of completed and partial employment. If for Expiration and the Executive’s employment continues on as an at-will basis, the transition payment may be deferred upon mutual agreement in writing by the Company and the Executive.

(d)

Termination for Cause.  In the event Executive is Terminated by the Company for Cause, neither the Company nor any Affiliate shall have any further obligation to Executive under this Agreement or otherwise, except as may be expressly required by law.

(e)

Termination for Good Reason or Without Cause. In the event that Executive terminates this Agreement for Good Reason, or the Company terminates this agreement without Cause, during the unexpired Term hereof, Company will pay to Executive on at least a monthly basis sums equivalent to those which Executive would have received under Section 8 but for such Termination for Good Reason or without Cause, plus an immediate payment of Salary equal to one (1) month for each year of completed and partial employment (Transition). The objective of this provision is to place Executive, so far as is financially reasonable, in at least the same position as if he had been employed throughout the Unexpired Term of this Agreement and any such retirement plans continued to provide the same benefits after the Executive’s Termination Without Cause or for Good Reason as before such Termination.

The receipt of the amounts and benefits provided by this Section 10(e) shall constitute the sole remedy of Executive against the Company, its Affiliates and their respective past, present and future officers, directors, shareholders, employees and agents, in the event of a Termination for Good Reason or Without Cause, unless specified to the contrary herein.

(1)

Mitigation of Payments.  The monthly payments, but not the Transition payment, described in this Section 10(e) shall be reduced by any and all compensation received by Executive from another employer during the Unexpired Term of this agreement, but shall not be reduced by Executive’s personal investment income.

(2)

Source of Payments.  All payments provided  in this Section 10 shall be paid in cash from the general funds of the Company, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.  Executive shall have no right, title, or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.

11.                  Confidential Information.

During the Term of this Agreement and thereafter, Executive shall not, to the detriment of the Company or its Affiliates, disclose or reveal to any unauthorized person any confidential information relating to the Company or its Affiliates, or to any of the businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Company and its Affiliates.

12.                  Federal Income Tax Withholding.

The Company may withhold from any compensation or benefits payable under this Agreement, including amounts payable under Section 10, all federal, state, city or other taxes or deductions as shall be required pursuant to any law, governmental regulation or ruling.

13.                  Effect of Prior Agreements.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, representations or understandings, whether oral or written, express or implied, between the Company, its Affiliates, and Executive with respect to Executive’s employment by the Company. The parties do not intend for this Agreement to supersede or invalidate the terms of any written employee benefit or welfare plans with the Company covering Executive, unless necessary to carry out the purposes of this Agreement.

14.                  Arbitration.

Any controversy between the parties hereto, including the construction, application or breach of any of the terms, covenants or conditions of this Agreement, and all claims relating to or arising from Executive’s employment or termination, including all statutory claims (including but not limited to all statutes dealing with employment discrimination), shall on timely written request of one party served upon the other, be submitted to confidential arbitration and be governed by the laws of the State of California.  The arbitration shall take place in the City of San Diego, CA.  The parties may agree upon one arbitrator, but in the event they cannot agree the arbitrator shall be a retired judge designated by the then Presiding Judge of the California Superior Court, San Diego County.  Arbitration shall be the exclusive remedy of Executive and the Company and the award of the arbitrator shall be final and binding upon the parties.

15.                General Provisions.

(a)

Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Executive or Executive’s beneficiaries or legal representatives without the Company’s prior written consent, provided, however, that nothing in this Section 15(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)

Assumption.  The Company shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligation under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)

No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(d)

Effect of Termination of Agreement.  Notwithstanding any Termination of this Agreement and Executive’s employment in accordance with the provisions hereof, such Termination shall not be construed to relieve any party of the obligation to pay any sums which are accrued and owing under this Agreement unpaid as of the date of such Termination, or to affect benefits which have become vested either pursuant to the terms hereof or to the plan under which such benefits have been granted.

(e)

Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and its Affiliates, and their respective heirs, successors and permitted assigns.  Each party acknowledges that no representations, inducements, promises, or agreements have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party except as provided herein.

(f)

Amendment or Augmentation of Agreement.  This agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  Unless expressly agreed to in writing by the parties hereto, no additional rights or compensation, even if given or accepted, shall be deemed to modify or otherwise affect the express terms and conditions of this Agreement.

(g)

Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.  No such waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(h)

Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision together with all other provision of this Agreement shall, to the full extent consistent with law, continue in full force and effect.

(i)

Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by United States certified or registered mail, prepaid, to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by either party to the other):

To:	Nitches, Inc.
10280 Camino Santa Fe
San Diego, CA 92121
Attention: Chairman

To:	Executive at the last known address
contained in the Personnel Records
of the Company

(j)	Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provision of this Agreement.

(k)

Governing Law.  This Agreement has been executed and delivered in the State of California, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State, without regard to principles of conflicts of law.

(l)

Advice of Counsel.  Executive has been encouraged to consult with legal counsel of his choosing concerning the terms of this Agreement prior to executing this Agreement.  Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement.  The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of the Agreement.  Interpretation of the terms of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the provision in question.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative, and Executive has signed this Agreement, all as of April 1, 2006.

NITCHES INC.	EXECUTIVE

/s/ Michael Sholtis	/s/ Paul M. Wyandt

For the Compensation Committee	Paul M. Wyandt